EXHIBIT 10.10

                       DONTECH II PARTNERSHIP AGREEMENT

               This DonTech II Partnership Agreement ("Agreement") is effective as of this 19th day of August, 1997, by and between THE REUBEN H. DONNELLEY CORPORATION, a Delaware corporation ("Donnelley"), and AMERITECH PUBLISHING OF ILLINOIS, INC., a Delaware corporation ("API/IL"). Donnelley and API/IL are hereafter sometimes referred to individually or collectively as a "Partner" or the "Partners."


                           W I T N E S S E T H:

               WHEREAS, the Partnership intends to enter into the Exclusive Sales Agency Agreement;

               WHEREAS, each of the Partners desires to contribute certain assets and liabilities to the Partnership subject to the terms and conditions of this Partnership Agreement;

               WHEREAS, the execution and delivery of this Agreement is a condition to the execution and delivery of the Exclusive Sales Agency Agreement; and

               WHEREAS, the Partners wish to adopt this Agreement as the Partnership's Articles of Partnership as of the Effective Date.

               NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and benefits herein set forth and contemplated, the Partners agree as follows:


                                   ARTICLE 1
                                  Definitions

               Section 1.1. "Accountants" means the firm of recognized independent certified public accountants for the Partnership that is appointed pursuant to this Agreement.

               Section 1.2.  "Advisory Director" has the meaning set forth in
Section 8.1(b).

               Section 1.3. "Affiliate" of any Person means any other Person directly or indirectly Controlling, directly or indirectly Controlled by, or under common direct or indirect Control with, such Person. "Control" in this Section has the same meaning as "control" in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on the Effective Date.

               Section 1.4. "Ameritech" means Ameritech Corporation, a Delaware corporation.

               Section 1.5.  "Board of Directors" has the meaning set forth in
Section 8.1(a).

               Section 1.6. "Book Value" has the meaning set forth in Section 4.6(f)(ii).

               Section 1.7.  "Breaching Partner" has the meaning set forth in
Section 9.2(b).

               Section 1.8. "Business Day" means Monday, Tuesday, Wednesday, Thursday, or Friday, unless the day is a federal or Illinois legal holiday.

               Section 1.9. "Business Plan" means a business plan (including an operating budget and a capital budget) for the Partnership for the three succeeding Fiscal Years, as amended in accordance with this Agreement.

               Section 1.10.  "Capital Account" has the meaning set forth in
Section 4.5.

               Section 1.11. "Code" means the Internal Revenue Code of 1986, as amended.

               Section 1.12. "Confidential Information" has the meaning set forth in Section 12.2(a).

               Section 1.13. "D&B" means The Dun & Bradstreet Corporation, a Delaware corporation.

               Section 1.14. "Debt" of any Person means (a) obligations of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services, (d) obligations of such Person as lessee under capital leases, (e) Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (f) Debt of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

               Section 1.15. "Donnelley Revenue Participation Interests" means the Revenue Participation Interests as defined in the Revenue Participation Agreement between APIL Partners Partnership and Donnelley dated August 19, 1997, which have not been transferred by Donnelley prior to its Change of Control.

               Section 1.16.  "Effective Date" means August 19, 1997.

               Section 1.17. "Exclusive Sales Agency Agreement" means the agreement by that title between APIL Partners Partnership and the Partnership dated August 19, 1997.

               Section 1.18.  "Fiscal Year" has the meaning set forth in
Section 3.2.

               Section 1.19. "GAAP" means generally accepted accounting principles, consistently applied.

               Section 1.20. "Governmental Authority" means any federal, state, local or foreign governmental Person, authority or agency, court, regulatory commission, stock exchange or other body, whether governmental or private, and any arbitrator acting within the scope of his authority.

               Section 1.21. "Governmental Rule" means any statute, law, treaty, rule, code, ordinance, regulation, permit, certificate or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any court, arbitrator or other judicial or quasijudicial tribunal.

               Section 1.22. "Impasse" has the meaning set forth in Section 8.6(a).

               Section 1.23.  "Interest" has the meaning set forth in Section
4.1.

               Section 1.24.  "IRS" means the Internal Revenue Service.

               Section 1.25. "Lien" means any lien, mortgage, encumbrance, pledge, charge, lease restriction, easement, servitude, right of others or security interest of any kind, including any thereof arising under conditional sales or other title retention agreements.

               Section 1.26.  "Losses" has the meaning set forth in Section
4.6(a).

               Section 1.27. "Net Loss" has the meaning set forth in Section 4.6(a).

               Section 1.28. "Net Profit" has the meaning set forth in Section 4.6(a).

               Section 1.29. "Parent" means Ameritech in the case of API/IL and D&B in the case of Donnelley.

               Section 1.30. "Partner" means API/IL or Donnelley. "Partners" means API/IL and Donnelley.

               Section 1.31. "Partnership" means the general partnership formed pursuant to this Agreement.

               Section 1.32. "Person" means any individual; corporation; partnership; joint venture; association; joint-stock company; trust; limited liability company; unincorporated organization; federal, state, local or foreign governmental agency, authority, court, or regulatory commission; or other regulatory body, whether governmental or private.

               Section 1.33. "Profits" has the meaning set forth in Section 4.6(a).

               Section 1.34. "Proprietary Rights" means patents, patent applications, patent disclosures and inventions, and any reissue, continuation, continuation-in-part, division, extension, or reexamination thereof; trademarks, service marks, trade dress, logos, trade names, business names, and corporate names, and all goodwill associated therewith; copyrights; mask works; and any registrations or applications with respect to the foregoing; trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, business and marketing plans and customer and supplier lists and information); computer software, data and documentation; other proprietary rights; licenses or other agreements to or from third parties regarding the foregoing, and all copies and tangible embodiments of the foregoing (in whatever form or medium).

               Section 1.35. "Seconded Employee" means an employee of a Partner or any of its Affiliates made available to the Partnership while remaining an employee of such Partner or Affiliate.

               Section 1.36. "Subsidiary" of any Person means a corporation, limited liability company, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity is a Subsidiary only so long as such ownership or control exists.

               Section 1.37. "Tax Matters Partner" has the meaning set forth in Section 3.5(b)(i).

               Section 1.38. "Transfer" means to transfer, sell, assign, convey, license, sublicense or deliver.

               Section 1.39.  "Treas. Reg." has the meaning set forth in
Section 4.6(f)(i).

               Section 1.40.  "Voting Director" has the meaning set forth in
Section 8.1(b).


                                   ARTICLE 2
                        Organization of the Partnership

               Section 2.1. Formation. The Partnership has been formed as a general partnership under the Illinois Uniform Partnership Act for the purposes and scope set forth herein, and the Partners hereby adopt this Agreement as the Partnership's Articles of Partnership.

               Section 2.2. Illinois Uniform Partnership Act. Except to the extent otherwise provided herein, the rights and liabilities of the Partners and the conduct and termination of the Partnership shall be governed by the Illinois Uniform Partnership Act.

               Section 2.3. Execution of Documents. The Partners will promptly execute all certificates and other documents, and make all such filings and recordings and perform such other acts as may now or hereafter be necessary or desirable, to comply with the requirements of Illinois law for the organization and formation of the Partnership and the carrying on of its business.

               Section 2.4. General Partner Status. Subject to the limitations on each Partner's authority contained in Section 7.2, each Partner shall be a general partner.

               Section 2.5. Name; Qualification of Partners. The Partnership's name is "DonTech II." The Partnership may also do business under other names agreed to by both Partners. If required by an applicable Governmental Rule, (a) the Partnership shall cause appropriate partnership certificates or fictitious business name certificates to be filed with the appropriate Governmental Authorities and (b) each Partner shall as expeditiously as possible qualify to do business as a foreign corporation in all appropriate jurisdictions.

               Section 2.6. Principal Office. The principal office and place of business of the Partnership shall be 205 North Michigan Avenue, Chicago, Illinois, or such other location within Illinois as the Partnership may designate.

               Section 2.7. Purpose and Scope. (a) The purposes of the Partnership shall be to engage in certain activities, including activities required by the Exclusive Sales Agency Agreement, any other businesses which the Partners agree to undertake, and disbursing profits relating to such businesses.

               (b) The Partnership shall have the right, authority, and power to do any act to accomplish, and to enter into any contract incidental to attain, the purposes of the Partnership specified in this Agreement and to manage the business of the Partnership.

               (c) The Partners agree that they will conduct the business of the Partnership to maximize the profitability of the Partnership and will cooperate in sharing information and resources with each other to further that objective. Unless the Partners otherwise agree, each member of the Board of Directors and each Seconded Employee must prefer the interests of the Partnership over the interests of a Partner or any of its Affiliates.


                                   ARTICLE 3
              Tax Accounting Method, Tax Elections, and Tax Year

               Section 3.1. Reporting Income. The Partnership shall report its income for income tax purposes on the accrual method on a calendar-year basis. The Partnership shall elect to treat any research and development expenses incurred by the Partnership as current expenses.

               Section 3.2. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

               Section 3.3. Books and Records. The Partnership shall cause to be prepared and maintained in Illinois complete books and records, on an accrual basis, regarding all phases of its business including, without limitation, construction, lease acquisition and maintenance, marketing, procurement and purchasing, contract administration, financial planning, accounting, reporting, legal expenditures, capital expenditures, taxes, royalties and other operating expenses, capital and operating budgets, and other reporting procedures. Each Partner shall have the right (at its own expense) to inspect, audit, and copy any and all such books and records at all reasonable times, which right may be exercised through any agent or employee of such Partner designated by such Partner or by an independent certified public accountant designated by such Partner.

               Section 3.4.  Financial Statements.  (a)   Annual Statements.
As soon as practicable following the end of each Fiscal Year (and in any event not later than 90 days after the end of such Fiscal Year), the Partnership shall prepare and deliver to each Partner and the Board of Directors, a balance sheet of the Partnership as of the end of such Fiscal Year and the related statements of operations, changes in Partners' equity and cash flow of the Partnership for such Fiscal Year, together with appropriate notes to such financial statements, all of which shall be prepared in accordance with GAAP and certified by the Accountants. At the same time, the Partnership shall deliver (at its sole expense) to each Partner a report indicating such Partner's share of all items of income, gain, loss, deduction, and credit of the Partnership for such Fiscal Year and any other financial information related to the Partnership which is requested by either Partner for federal, state, local or foreign income or franchise tax purposes.

               (b) Quarterly Statements. As soon as practicable following the end of each fiscal quarter (and in any event not later than 20 Business Days after the end of such fiscal quarter), the Partnership shall prepare and deliver to each Partner and the Board of Directors a balance sheet of the Partnership as of the end of such fiscal quarter and the related statements of operations and cash flow of the Partnership for such fiscal quarter and for the Fiscal Year to date and an estimate of each Partner's share of all items of income, gain, loss, deduction, and credit of the Partnership for such fiscal quarter and for the Fiscal Year to date for federal income tax purposes, in each case together with (i) a certificate of the Chief Financial Officer to the effect that such financial statements have been prepared under such officer's supervision and that, although such financial statements do not contain the footnotes and other disclosures required by GAAP, such financial statements, in such officer's judgment, fairly present the interim financial position and results of operations of the Partnership as of the date and for the periods indicated, subject to normal recurring year-end audit adjustments, and (ii) a report of the Accountants with respect thereto based on a limited review not constituting an audit pursuant to Statement of Auditing Standards No. 36.

               Section 3.5. Taxation. (a) Characterization. The Partners intend that the Partnership shall be treated as a partnership for federal, state, local, and foreign income and franchise tax purposes and shall take all reasonable action, including the amendment of this Agreement and the execution of other documents, as may be required to qualify for and receive treatment as a partnership for federal income tax purposes.

               (b)  Tax Matters Partner.

                 (i) The Board of Directors shall designate from time to time one of the Partners to serve as the Tax Matters Partner of the Partnership under Section 6231(a)(7) of the Code and in any similar capacity under state, local, or foreign law (the "Tax Matters Partner"). The Tax Matters Partner shall take no action (other than ministerial action) without the prior approval of the Board of Directors. The Tax Matters Partner shall not be required to take any action or incur any expenses for the prosecution of any administrative or judicial remedies in its capacity as the Tax Matters Partner unless both Partners agree on a method of sharing expenses incurred in connection with the prosecution of such remedies and on appropriate tax counsel or other tax advisors to represent the Partnership in connection with such matters. As long as the Tax Matters Partner is not grossly negligent and acts in good faith pursuant to instructions it receives from the Board of Directors, (A) the Tax Matters Partner shall be fully protected in acting as such and (B) the Partnership shall indemnify and hold harmless the Tax Matters Partner from and against any and all expenses incurred by the Tax Matters Partner in connection with any activities or undertakings taken by it in its capacity as the Tax Matters Partner. If the other Partner enters into a settlement or closing agreement with the IRS or any comparable Governmental Authorities with respect to any Partnership tax item, then the other Partner shall notify the Tax Matters Partner of such agreement and its terms within 30 days of the execution of such agreement.

                (ii) The Tax Matters Partner shall take such action as may be reasonably necessary to constitute the other Partner a "notice partner" within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Partner shall notify the other Partner of all material matters that come to its attention in its capacity as Tax Matters Partner, and the other Partner and the Partnership shall notify the Tax Matters Partner of all material matters that come to their attention relevant to the Tax Matters Partner's acting as such. This
Section 3.5(b) is not intended to authorize the Tax Matters Partner to exercise or limit any right that is exercisable by the other Partner under Sections 6222 through 6233 of the Code.

               (c) Tax Returns. The Tax Matters Partner shall cause the Accountants to prepare and file on a timely basis the federal tax returns of the Partnership for each fiscal year for which such Tax Matters Partner is responsible. On or before the earliest of (i) July 1, (ii) 45 days before the due date (determined with regard to any extension) of each such return, and
(iii) such date as is requested by either Partner, the Tax Matters Partner shall transmit copies thereof to the other Partner for review. The Tax Matters Partner shall not cause any such tax return to be filed by or on behalf of the Partnership unless the other Partner has consented to its filing; provided, however, that if the other Partner does not consent to the filing of any such tax return at least 15 days before the due date, the Tax Matters Partner (a) shall promptly submit any disputed issues to the Accountants for resolution, such resolution to be binding upon the Partners and (b) may, in the event that the Accountants are unable to resolve such dispute at least five days before the due date, (1) file such return after making a good faith effort to incorporate in such return any comments previously received from such Partner and (2) incorporate the Accountants' resolution into an amended return within a reasonable time after the Accountants resolve such dispute.

               The Tax Matters Partner shall cause state, local, and any other required tax returns of the Partnership to be prepared and filed on a timely basis. To the extent appropriate in connection with such preparation and filing, (i) the Accountants or other accounting firms shall assist and (ii) the Partners shall be consulted.

               Section 3.6. Deposit of Funds. All funds of the Partnership not otherwise employed shall be (a) deposited from time to time to its credit in such banks or trust companies or other depositories or (b) invested in such other short-term investments as the Board of Directors shall select, or as may be selected by any authorized officer or agent of the Partnership. The funds of the Partnership shall not be commingled with the funds of either Partner or any Affiliate of either Partner.

               Section 3.7. Independent Accountants. The Board of Directors shall select the Accountants for the Partnership from a recognized firm of public accountants to provide general outside accounting services to the Partnership and to perform the annual audit of the Partnership. In the event such firm resigns or is otherwise unable to continue to serve as the Partnership's outside Accountants, then the Board of Directors shall select successor Accountants. Nothing in this section shall be construed to preclude the Board of Directors from selecting a nationally recognized accounting firm performing services for either Partner.


                                 ARTICLE 4
      Initial Capital, Contributions, Distributions, and Allocations

               Section 4.1. Partnership Interest. Each Partner's interest ("Interest") is fifty percent (50%).

               Section 4.2. Initial Capital Contribution. The initial capital of the Partnership shall consist of the contributions set forth in the Initial Capital Schedule. All non-cash contributions to the Partnership shall be valued at their net book value as determined by the Board of Directors.
The Partners agree that the fair market value of the contributed assets is as set forth in the Initial Capital Schedule hereto.

               Section 4.3. Additional Capital Contributions. From time to time during the term of the Partnership, the Board of Directors may call for additional capital contributions in equal amounts or otherwise from each of the Partners if, in the opinion of the Board of Directors, additional capital is required for the operation of the Partnership. Notice of any capital call shall be delivered to each Partner not less than five Business Days prior to the date payment is required to be made pursuant to the capital call.

               Section 4.4. Distributions. Periodically, as determined by the Board of Directors, the Partnership, whether from Partnership operations or otherwise, shall distribute to the Partners in proportion to their respective Interests or otherwise (a) the Partnership's net profits for the period completed reduced by any funds which the Board of Directors determines to be necessary to satisfy existing or future obligations of the Partnership and (b) other assets.

               Section 4.5. Partner Capital Accounts. The term "Capital Account" means the account maintained for each Partner in accordance with the following provisions:

               (a) To each Partner's Capital Account there shall be credited such Partner's capital contributions pursuant to Article 4 (with any property contributed in kind valued at the net book value thereof as determined by the Board of Directors net of any Partner liabilities assumed or taken subject to by the Partnership), such Partner's allocation of Net Profits, and the amount of any Partnership liabilities assumed by such Partner (excluding guarantees and loans made by such Partner);

               (b) From each Partner's Capital Account there shall be debited the amount of cash and the fair market value of any property of the Partnership distributed to such Partner (as determined by the Board of Directors) pursuant to any provision of this Agreement net of Partnership liabilities retained or assumed by the Partner, such Partner's allocation of Net Losses, and the amount of any liabilities of such Partner assumed by the Partnership;

               (c) If any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest in the Partnership; and

               (d) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the requirements of Treas. Reg. Section 1.704-1(b) and shall be interpreted and applied in a manner consistent therewith.

               Section 4.6. Allocations of Partnership Profit and Loss. (a) "Profits" means items of Partnership income and gain determined according to
Section 4.6(b). "Losses" means items of Partnership loss and deduction determined according to Section 4.6(b). The "Net Profit" of the Partnership for a fiscal period shall mean the excess of Partnership Profits over Partnership Losses. The "Net Loss" of the Partnership for a fiscal period shall mean the excess of Partnership Losses over Partnership Profits.

               (b) For purposes of computing the amount of any item of Partnership income, gain, loss or deduction the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes except that:

                 (i) items of income and gain exempt from federal income tax shall be included;

                (ii) Partnership expenditures not deductible for federal income tax purposes and not chargeable to Capital Accounts (including any losses on Partnership property sold to a related person that are disallowed for federal income tax purposes) shall be included as items of loss or deduction;

               (iii) items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for federal income tax purposes shall be computed by reference to the Book Value of such property;

                (iv) items of depreciation, amortization and other cost recovery deductions with respect to Partnership property having a Book Value that differs from its adjusted tax basis for federal income tax purposes shall be computed by applying the same method and rate or depreciable life used to recover adjusted tax basis for federal income tax purposes to the property's Book Value; and

                 (v) if Partnership property is distributed to a Partner, such property shall be treated as if it were sold for amount equal to its net book value.

               (c) Except as otherwise provided in Section 4.6(e), the Net Profit of the Partnership for any fiscal period shall be allocated to all Partners in proportion to their Interests.

               (d) Except as otherwise provided in Section 4.6(e), the Net Loss of the Partnership for any fiscal period shall be allocated to all Partners in proportion to their Interests.

               (e)  The following special allocations shall be made:

                 (i) If there is a net decrease in the partnership minimum gain (as defined by Treas. Reg. Section 1.704-2(d)) or partner nonrecourse debt minimum gain (as defined by Treas. Reg. Section 1.704-2(i)(2)) during any taxable year, each Partner shall be allocated Profits for such taxable year (and, if necessary, for subsequent taxable years) in the amounts and of such character as determined according to Treas. Reg. Section Section 1.704-2(f) or 1.704-2(i)(4). This Section 4.6(e)(i) is intended to be a minimum gain chargeback and partner nonrecourse debt minimum gain chargeback that complies with the requirements of Treas. Reg. Section 1.704-2, and shall be interpreted in a manner consistent therewith.

                (ii) Subject to Section 4.6(b), organizational expenses (as defined in Treas. Reg. Section 1.709-2(a)) shall be allocated to the Partners to whom such expenses are attributable, in such proportion as the Partners reasonably determine.

               (iii) If, and to the extent that, any Partner is deemed to recognize any item of income, gain, loss, deduction or credit as a result of any transaction between such Partner and the Partnership pursuant to Code Section Section 1272-1274, 7872, 483, 482, 83 or any similar provision, any corresponding item of Profit or Loss shall be allocated to the Partner who recognized such item.

                (iv) Any gain or loss described in Section 9.4(e) shall be allocated to each Partner in accordance with Section 4.6(c) and 4.6(d).

               (f)  The following definitions shall apply for purposes of this
Agreement:
                 (i) "Treas. Reg." means the federal income tax regulations promulgated under the Code before the Effective Date. To the extent that such regulations are subsequently amended, the Partners shall discuss at such time whether any amendments to this Agreement are necessary or desirable.

                (ii) "Book Value" means with respect to any Partnership property, the Partnership's adjusted tax basis for federal income tax purposes, except that the Book Value of any property contributed to the Partnership in kind by a Partner shall be the property's fair market value as determined by the Board of Directors as of the date of contribution adjusted by the Partnership's subsequent depreciation, amortization or other cost recovery with respect to such property computed under Section 4.6(b)(iv).

               (g) Except as provided by Section 4.6(e), an allocation of Net Profit or Net Loss to a Partner shall be deemed to consist proportionately of each item of Partnership income, gain, loss or deduction determined according to Section 4.5(b) making up such Net Profit or Net Loss.

               (h) For purposes of determining the Partners' share of excess nonrecourse liabilities under Treasury Reg. Section 1.752-3(a)(3), each Partner shall be treated as having a 50 percent interest in profits.

               Section 4.7. Tax Allocation. (a) Except as otherwise provided in Section 4.7(b), items of Partnership taxable income, gain, loss and deduction shall be determined according to Code Section 703 and allocated to the Partners according to their respective shares of Net Profit and Net Loss to which such items relate.

               (b) Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership by a Partner shall be allocated between the Partners according to Code Section 704(c) so as to take account of any variation between its Book Value and the adjusted tax basis of such property to the Partnership for federal income tax purposes using such method as determined by the Board of Directors.

               (c) Allocations pursuant to this Section 4.7 are solely for purposes of federal, state and local income taxes and shall not affect or be taken into account in computing any Partner's Capital Account or share of Profits, Losses, distributions or other Partnership items.

               Section 4.8. Curative Allocations. If the Partners determine, after consultation with competent tax counsel, that the allocation of any item of Partnership income, gain, loss, deduction or credit is not specified in this
Article 4 (an "unallocated item"), or that the allocation of any item of Partnership income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Partners' economic interests in the Partnership (determined by reference to the general principles of Treas. Reg. Section
Section  1.704-1(b) and 1.704-2(b) and the factors set forth in Treas. Reg.
Section 1.704-1(b)(3)(ii)) (a "misallocated item"), then the Partners shall allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests. In the event of disagreement between the Partners as to a curative allocation, the matter shall be referred for resolution to competent tax counsel designated by the Board of Directors.

               Section 4.9. Indemnification and Reimbursement for Payments on Behalf of a Partner. If the Partnership is required by law to make any payment on behalf of any Partner in its capacity as such or as a result of such Partner's status (including federal withholding taxes, state personal property taxes, and state unincorporated business taxes), then such Partner shall indemnify the Partnership in full for the entire amount paid (including interest, penalties and related expenses). The Partnership may offset distributions to which a Partner is otherwise entitled hereunder against such Partner's obligation to indemnify the Partnership under this Section 4.9.

               Section 4.10. No Interest. No interest shall be payable to the Partners on their capital contributions or otherwise in respect of the capital of the Partnership.

               Section 4.11. Payroll Taxes. The Partners and the Partnership agree that responsibilities for payroll taxes shall be assigned under the Alternative Procedure described in Section 5 of Rev. Proc. 83-66, to the extent applicable.


                                 ARTICLE 5
                           Partnership Expenses

               The Partnership shall take whatever steps are necessary to pay the expenses related to conducting its business, including, but not limited to, performing all of its obligations under the Exclusive Sales Agency Agreement, borrowing funds, and making capital calls on the Partners.


                                 ARTICLE 6
                            Business Operations

               Section 6.1. Business Dealings with the Partnership. A Partner or any Affiliate thereof may enter into contracts or agreements, including loans, with the Partnership and otherwise enter into transactions or dealings with the Partnership on an arm's-length or other reasonable basis and derive and retain profits therefrom, provided that any such contract or agreement or other transaction or dealing is approved by the Board of Directors in accordance with this Agreement. The Board of Directors may cause the Partnership to enter into contracts or agreements with a Partner with or without competitive bidding. The validity of any such contract, agreement, transaction, or dealing or any payment or profit related thereto or derived therefrom shall not be affected by any relationship between the Partnership and such Partner or any of its Affiliates. All loans from one Partner to the Partnership shall be made with full recourse to each Partner.

               Section 6.2. Conflicts of Interest. The Partners agree that if a conflict of interests arises, each conflicted Partner, member of the Board of Directors ("Board Member"), or Seconded Employee may act inconsistently with the Partnership's interests only after (i) the Partner that has the conflict of interest or the Partner that appointed the conflicted Board Member or conflicted Seconded Employee fully discloses the conflict to the other Partner and (ii) the other Partner explicitly waives the conflict in writing.


                                 ARTICLE 7
             Actions by Partners of by the Board of Directors

               Section 7.1. Matters Requiring the Consent of the Board of Directors. The Partnership may not act in connection with any of the following matters without the Board of Directors' consent expressed in a formal resolution:

                 (a) any change in the amount of capital contributions provided in Sections 4.2 or 4.3 or in the allocation of profits, losses, deductions, or credits between the Partners;

                 (b) the sale, lease, exchange, or other disposition (including by license) of substantially all of the assets or properties of the Partnership;

                 (c) the release of either Partner from any of its obligations under this Agreement;

                 (d) the sale or license of any of the Partnership's Proprietary Rights;

                 (e) (i) the filing of a petition in bankruptcy or for reorganization or rehabilitation under the federal bankruptcy law or any state law for the relief of debtors, having an order for relief entered against it under the federal bankruptcy law or otherwise having the Partnership adjudicated bankrupt or insolvent, the making of an assignment for the benefit of creditors, or the suffering of the appointment of a receiver, trustee, or custodian for a substantial portion of its business or properties by virtue of an allegation of insolvency or (ii) any similar action under any foreign law;

                 (f)  the dissolution or liquidation of the Partnership;

                 (g) any change in or departure from the purposes of the Partnership;

                 (h) an incurrence of (i) obligations for borrowed money (whether secured or unsecured), (ii) obligations exceeding $250,000 at any time that represent the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business, (iii) obligations that would be shown as a liability on a balance sheet of the Partnership under GAAP in respect of leases of property that would be capitalized on such balance sheet, (iv) obligations evidenced by any bond, note, debenture, or other evidence of Debt, and (v) guarantees (direct or indirect and however named) in respect of any obligations of third parties referred to in clauses (i) through (iv); provided, however, that the authorization called for by this Section 7.1 shall not be required in respect of the Partnership actions referred to in clauses (i), (iii), (iv), and (v) if
(A) the aggregate amount outstanding at any time under all such clauses does not exceed $250,000 and (B) such obligations are incurred under banking arrangements previously authorized;

                 (i) the making of any loan or advance to any Person, except for loans and advances to employees and consultants in the ordinary course of business at any time not exceeding $250,000 outstanding in the aggregate to all employees and consultants, excluding salespersons' commission overdrafts;

                 (j) other than in the ordinary course of business, (i) the sale, lease, exchange, or other disposition (including by license) of less than substantially all of the assets or properties of the Partnership or (ii) the acquisition of any assets or properties (including by license), in each case if it has a value to or effect on the Partnership of $100,000 or more;

                 (k) the entering into or the amendment or termination (other than automatic termination pursuant to the terms thereof) of any (i) agreement, contract, or commitment between the Partnership and either Partner or any Affiliate of either Partner or (ii) any agreement, contract, or commitment between the Partnership and any third party that benefits either Partner (other than in its capacity as a Partner) or any Affiliate of either Partner (other than by benefiting such Affiliate by benefiting such Partner in its capacity as a Partner), in each case if it has a value to or effect on the Partnership in excess of $50,000;

                 (l) any capital expenditure (including research and development expenditures), or any related group of capital expenditures, in excess of $125,000 or the making of any capital expenditures in any one year aggregating in excess of the approved capital budget;

                 (m)  the appointment or removal of the Accountants;

                 (n) the commencement (including the filing of a counterclaim) or settlement of any claim or litigation, regulatory proceeding, or arbitration to which the Partnership is, or is to be, a party, if the claim or litigation, regulatory proceeding, or arbitration has a value to or effect on the Partnership of more than $100,000;

                 (o) the creation of any Liens upon any assets or properties of the Partnership, other than (i) any imperfections of title or other Liens that, individually or in the aggregate, are not substantial in character or amount and do not materially impair the value of or materially interfere with the use of any of the assets or properties subject thereto, (ii) Liens relating to obligations approved under this Section 7.1, and (iii) software escrows in the ordinary course of business and for ordinary purposes if the Partnership's general form therefor has been previously approved by the Board of Directors and the particular software escrow does not materially differ from such form;

                 (p) the entering into of any partnership or formal joint venture, or the acquisition of any capital stock of or other ownership interest in any Person, other than investments in marketable securities that are held as cash equivalents;

                 (q)  any merger or consolidation of the Partnership;

                 (r) any declaration or payment of any distribution to either Partner;

                 (s) the delegation of authority to any Person to approve the taking of any action set forth in this Section 7.1;

                 (t) (i) the hiring or firing of any officer or (ii) the hiring of any individual who was an employee of any Partner or Affiliate thereof within two years of his leaving any Partner's or Partner Affiliate's employ;

                 (u) other than matters in the ordinary course of business, any delegation of authority to the President or any other officer of the Partnership;

                 (v) the setting or changing of the annual compensation of any officer;

                 (w) the adoption or amendment of any long-range plans of the Partnership, including the Business Plan;

                 (x) the creation of any Subsidiary or material business alliance;

                 (y)  the creation of any committee of the Board of Directors;

                 (z) the adoption, amendment, or termination of any (i) collective bargaining agreement, (ii) plan, policy, arrangement, or understanding providing any of the following benefits to any current or former employee of the Partnership or any Subsidiary of the Partnership; bonuses, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, equity or quasi-equity purchase, equity or quasi-equity option, equity or quasi-equity appreciation rights, phantom equity or quasi-equity, retirement, vacation, severance, disability, death benefit, hospitalization, or insurance, or (iii) other material personnel practices or policies of the Partnership; provided, however, that the approval otherwise required by clause
(ii) of this Section 7.1(z) does not apply to an ad hoc grant of cash bonuses, vacation leave, and the like to individual employees that otherwise does not violate this Agreement;

                (aa) the entering into or amendment or termination (other than automatic termination pursuant to the terms thereof) of any agreement, contract, or commitment (i) pursuant to the approved Business Plan (A) having a duration of one year or more and representing a value to or commitment of the Partnership of $1,000,000 or more, other than as otherwise contemplated by this Section 7.1, or (B) representing a value to or commitment of the Partnership of $3,000,000 or more and (ii) if not pursuant to the approved Business Plan, having a value to or commitment of the Partnership of $200,000 or more;

                (bb) any public announcement (including in interviews) (i) of any new Partnership product (as opposed to any minor modification of or improvement to any existing product) or (ii) describing either Partner's or any of its Affiliates' relationship with the Partnership in other than previously approved general terms;

                (cc) the setting or changing of the royalties to be charged under any license agreement of or for Proprietary Rights;

                (dd) any filings with or public comments to be made to any Governmental Authority;

                (ee)  any change in the Partnership's fiscal year;

                (ff) the entering into of any agreement or commitment to take any action set forth in Sections 7.1(a) through 7.1(ae), unless such agreement or commitment and each counterparty thereto acknowledges in writing that it is subject to approval and failure to receive such approval does not result in a penalty or adverse effect (other than loss of the promise of the counterparty's performance) to the Partnership; or

                (gg) the (i) taking of any action set forth in Sections 7.1(a) through 7.1(ae) by the Partnership as owner of any Subsidiary, or otherwise with respect to any Subsidiary, assuming for this purpose that references to the Partnership in such clauses include a reference to any Subsidiary of the Partnership, (ii) amendment of the charter, by-laws, or other governing document of any Subsidiary, or (iii) causing or permitting of the Partnership's direct or indirect ownership of any of its Subsidiaries to change.

               Section 7.2. Restrictions on Partners. Neither Partner may, without the consent of the other Partner:

                 (a)  confess a judgment against the Partnership;

                 (b) make any agreement on behalf of or otherwise purport to bind the other Partner or (except as required by Governmental Rule) the Partnership;

                 (c)  do any act in contravention of this Agreement;

                 (d) do any act that would make it impossible to carry on the business of the Partnership;

                 (e) dispose of the goodwill or the business of the Partnership;

                 (f) assign the property of the Partnership in trust for creditors or on the assignee's promise to pay the Debts of the Partnership; or

                 (g) release a Partner or any of its Affiliates from any obligation under this Agreement or any obligation that a Partner or any of its Affiliates owes with respect to the Partnership.

               Each partner agrees that it will indemnify the Partnership and the other Partner against any and all claim, loss, or damage to which the Partnership or such other Partner may be or become subject arising or resulting from the breach by such Partner of this Section 7.2.


                                 ARTICLE 8
                Management and Operation of the Partnership

               Section 8.1. The Board of Directors. (a) General. The Partnership shall have a board of directors consisting of six individuals appointed by the Partners (the "Board of Directors"). The Board of Directors shall direct the Partnership in accordance with this Agreement.

               (b)  Members, Voting, etc.

                 (i) Each Partner shall appoint two members of the Board of Directors, one of whom shall be entitled to cast one vote on all matters (the "Voting Director") and the other of whom may advise the Board of Directors but shall have no vote (the "Advisory Director"). In addition, the Chief Executive Officer and a financial officer shall serve on the Board of Directors as non-voting members. Each Partner shall be entitled to name an alternate member to serve in the place of any member appointed by such Partner should any such member not be able to attend a meeting or meetings. Each Voting Director and Advisory Director shall serve at the pleasure of the designating Partner.

                (ii) If a member should die, resign, or be removed, the Partner that appointed him or her shall have the right to designate his or her successor in a writing delivered to the other Partner. Each Partner shall bear the cost incurred by any individual designated by it to serve on the Board of Directors, and no such individual shall be entitled to compensation from the Partnership for serving in such capacity.

               (iii) Each Partner shall notify the Partnership and the other Partner of the name, business address, and business telephone and telecopier numbers of each member and each alternate member that such Partner has appointed to the Board of Directors. Each Partner shall promptly notify the Partnership and the other Partner of any change in such Partner's appointments or of any change in any such address or number.

                (iv) The Board of Directors may take action only by the affirmative vote of both Voting Directors. The quorum necessary for any meeting of the Board of Directors shall be the number of members needed to approve any action.

                 (v) Any action taken by a member of the Board of Directors shall, so far as the other Partner is concerned, be deemed to have been duly authorized by the Partner appointing him or her. Each appointment by a Partner to the Board of Directors shall remain in effect until the Partner making such appointment notifies the Partnership and the other Partner of a change in such appointment. The resignation or removal of a member of the Board of Directors shall not invalidate any act of such member taken before the giving of written notice of his or her removal or resignation.

               (c)  Meetings, etc.

                 (i) Meetings of the Board of Directors shall be held at the principal offices of the Partnership or at such other place as may be determined by the Board of Directors. Regular meetings of the Board of Directors shall be held quarterly on such dates and at such times as shall be determined by the Board of Directors.

                (ii) Special meetings of the Board of Directors may be called by either Partner on at least five days' notice to each member thereof, which notice shall state the purpose or purposes for which such meeting is being called.

               (iii) The actions taken by the Board of Directors at any meeting, however called and noticed, shall be as valid as if taken at a meeting duly held after regular call and notice if (but not until) at any time the member as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. A vote of the Board of Directors may be taken either in a meeting of the members thereof or by written consent.

                (iv) A meeting of the Board of Directors may be held by conference telephone or similar communications equipment by means of which all individuals participating in the meeting can be heard.

                 (v) The Board of Directors may establish reasonable rules and regulations to (i) require officers to call meetings and perform other administrative duties, (ii) limit the number and participation of observers and to require them to observe confidentiality obligations, and (iii) otherwise provide for the keeping of minutes and other internal Board of Directors governance.

               (d) Partners May Act. Nothing in this Section 8.1 derogates from the power of the Partners to agree in writing to cause the Partnership to act.

               Section 8.2. Officers. (a) General. The officers of the Partnership shall be a Chief Executive Officer, Chief Financial Officer, and such other officers as may be designated by the Board of Directors from time to time to be necessary or advisable in the conduct of the business and affairs of the Partnership. Subject to the provisions of Section 7.1, the officers of the Partnership shall be appointed and shall be subject to removal without cause by the Board of Directors. Any individual may hold more than one office. Any officer of the Partnership may also serve as an officer, employee, or agent of a Partner or any of its Affiliates. All officers of the Partnership shall (i) report to the Chief Executive Officer (except that he or she shall report to the Board of Directors), (ii) have the powers and duties set forth in this Section 8.2 or as otherwise prescribed by the Board of Directors, (iii) serve for the term designated by the Board of Directors, subject to removal as provided above, and (iv) attend meetings of the Board of Directors as requested.

               (b)  Chief Executive Officer.  The Chief Executive Officer shall
(i) be the chief executive officer of the Partnership who shall have the usual powers, duties, and responsibilities incident thereto, subject to additions, modifications, and deletions thereof from time to time by the Board of Directors and those powers and responsibilities specifically reserved hereunder to the Partners and the Board of Directors, (ii) manage the conduct of the business and affairs of the Partnership, and (iii) see that all orders and resolutions of the Board of Directors are carried into effect.

               (c) Chief Financial Officer. The Chief Financial Officer shall, subject to the authority of the Chief Executive officer, keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Partnership, and shall send or cause to be sent to the Partners such financial statements and reports as required by law or this Agreement to be sent to the Partners or as may be reasonably requested by a Partner. Subject to the authority of the Chief Executive Officer and the Board of Directors, the Chief Financial Officer shall have general and active management of the Partnership's finances. The Chief Financial Officer shall have such other powers and perform such other duties as may be prescribed by the Board of Directors.

               Section 8.3. Nomination Procedures. All candidates for Chief Executive Officer and Chief Financial Officer shall be nominated and confirmed by the Board of Directors.

               Section 8.4. Management. The Chief Executive Officer and his designees shall manage the Partnership's affairs subject to the control of the Board of Directors. The Board of Directors shall annually approve the Business Plan. The Chief Executive Officer shall manage the Partnership's business in accordance with the Business Plan, which he shall annually update and propose to the Board of Directors.

               Section 8.5. Dispute Resolution. (a) Accounting Matters. In the event of a dispute between the Partners with respect to Partnership accounting and/or federal or state income tax matters or the time, manner, or allocation of a distribution under this Agreement, the Partners shall select an independent accounting firm to resolve the dispute. In the event the Partners cannot agree upon an accounting firm, each of the Partners shall select an independent accounting firm. The firms thus selected shall then select a single independent accounting firm not then engaged by either of the Partners, or any of their Affiliates, to resolve the dispute. The decision of the accounting firm selected in accordance with the foregoing procedure is to be made within 60 days of the firm's selection and shall be final and binding upon the Partners and not subject to appeal.

               (b) Other Matters. Whenever a member of the Board of Directors proposes in good faith that the Board of Directors consent to an action described in Section 7.1 and the Board of Directors does not so consent, the following shall apply:

                 (i) When the matter arises at the level of the Board of Directors or in other dealings between Partners, such dispute shall be submitted, for discussion and possible resolution, to the President of API/IL (or such senior officer of API/IL designated by the chief executive officer of API/IL) and the President of Donnelley (or such senior officer of Donnelley designated by the chief executive officer of Donnelley).

                (ii) In the event that such senior officers fail to resolve the dispute within 45 days, the dispute shall be submitted, for discussion and resolution, to the chief executive officer of the Parent of each Partner or the designee of the chief executive officer. Each Partner shall negotiate in good faith to resolve the dispute.

               Section 8.6. Unresolved Disputes. (a) In the event that the chief executive officers of the Partner's Parents fail to resolve a dispute pursuant to Section 8.5(b)(ii) within 30 days, either Partner may declare an impasse (an "Impasse") by written notice to the other Partner. Following declaration of an Impasse the Partners shall, for a period of 90 days, negotiate in good faith to resolve the Impasse. During such negotiations and until a resolution through arbitration or otherwise, the Partnership shall conduct its business in the ordinary course.

               (b) If the Impasse is not resolved by negotiation pursuant to (a) above, the Partners shall submit all disputes, except those disputes that include a demand for emergency equitable relief, arising out of this Agreement to arbitration in accordance with the Commercial Rules of the American Arbitration Association ("AAA") then in effect. Unless otherwise agreed by the Partners, the dispute shall be resolved by the AAA within sixty (60) days of submission, and the AAA shall be informed of the sixty
(60) day resolution requirement when the submission is made to the AAA. Judgment on the award may be entered in any court having jurisdiction. The location of the arbitration proceeding shall be in the greater metropolitan area of Chicago, Illinois.

               (c) Notwithstanding the procedures set forth in Sections 8.5(b) and 8.6(a) and (b), any dispute that includes a demand for emergency equitable relief shall be brought in a court of competent jurisdiction in the State of Illinois, and each Partner hereby submits to the jurisdiction of such courts for the purpose of any such suit, action, or proceeding.

               Section 8.7. Insurance. The Partnership shall at its expense maintain insurance against such liabilities and other risks associated with the conduct by the Partnership of its operations and in such amounts as is generally maintained by companies engaged in a business similar to that of the Partnership. In addition, the Partnership may, to the fullest extent permitted by law, purchase and maintain insurance against any liability that may be asserted against any Person entitled to indemnity pursuant to Section 10.1.

               Section 8.8. Employee and Other Confidentiality Agreements. The Partnership shall enter into confidentiality agreements with each of its officers and each Seconded Employee sufficient to enable the Partnership to fully comply with its obligations of confidentiality set forth in Article 12.


                                 ARTICLE 9
                    Term, Dissolution, and Termination

               Section 9.1. Effective Date and Term. The Partnership shall exist as of the Effective Date and shall continue in perpetuity until dissolved by the occurrence of an event described and in accordance with the provisions of this Article. No Partner shall have the right to, and each Partner agrees not to, dissolve, terminate or liquidate, or to petition a court for the dissolution, termination, or liquidation of, the Partnership, except as provided in this Agreement. Each Partner agrees that dissolution, termination, or liquidation of the Partnership or the filing of a petition to put the Partnership in bankruptcy are not matters subject to the impasse and arbitration provisions of Article 8 of this Agreement. Neither Partner shall permit to exist any event of dissolution hereunder or under any applicable law within its control (other than a technical dissolution caused by a transfer to an Affiliate pursuant to Section 11.2 or after an Impasse pursuant to Section 8.6).

               Section 9.2. Events of Dissolution. (a) The Partnership shall be dissolved upon the earliest of any of the following events to occur:

                 (i) The unanimous written agreement of the Partners to dissolve the Partnership; or

                (ii) If (A) a Partner or its Parent shall (1) apply for or consent to the appointment of a receiver, trustee, or liquidator, of its Partner or its Parent, or of all or a substantial part of the Partner's or its Parent's assets, (2) have been adjudicated a bankrupt or insolvent, or file a voluntary petition in bankruptcy, or admit its inability to pay its debts as they come due, (3) make a general assignment for the benefit of creditors, (4) file a petition or answer seeking reorganization or arrangement with creditors or otherwise take advantage of any insolvency law, or (5) file an answer admitting the material allegations, or consent to, or default in answering the petition filed against the Partner or its Parent in any bankruptcy, reorganization, or insolvency proceedings; or (B) an order, judgment, or decree shall be entered by any court of competent jurisdiction approving a petition seeking reorganization of a Partner or its Parent or an arrangement with creditors (or any call of creditors) of a Partner or its Parent or appointing a receiver, trustee, or liquidator of a Partner or its Parent or of all or a substantial part of the assets of a Partner or its Parent, and such order, judgment, or decree shall continue unstayed and in effect for any period of 60 consecutive days; or

               (iii) The acquisition by one Partner of the entire Interest of the other Partner in the Partnership;

                (iv)  A Transfer of a Partner's Interest in contravention of
Article 11 of this Agreement;

                 (v) A decision by the Board of Directors, in the exercise of their business judgment, to dissolve the Partnership because they have determined in good faith that (A) changes in any applicable law or regulation would have a material adverse effect on the continuation of the Partnership or
(B) such action is necessary in order for the Partnership not to be in material violation of any material law or regulation;

                (vi) By either Partner, upon thirty (30) days prior written notice to the other Partner, if such other Partner is in material breach of any of its obligations under this Agreement which breach is not cured to the reasonable satisfaction of the non-breaching Partner within such thirty day period or, if such breach is not capable of being cured within thirty (30) days, then the failure to commence immediately and to proceed with diligence to cure such breach, or if such breach is incapable of being cured, then any subsequent repetition of such breach; or

               (vii) Occurrence of any act (whether or not in contravention of this Agreement) that would, under provisions of the Illinois Uniform Partnership Act, cause a dissolution of the Partnership.

               Without limitation on, but subject to, the other provisions hereof, the Transfer or assignment of all or any part of a Partner's Interest permitted hereunder will not result in the dissolution of the Partnership. Except as specifically provided in this Agreement, each Partner agrees that, without the consent of the other Partner, no Partner may withdraw from or cause a voluntary dissolution of the Partnership. In the event any Partner withdraws from or causes a voluntary dissolution of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Partner's liability for obligations to the Partnership.

               (b) (i) If the Partnership is dissolved pursuant to Section 9.2(a)(ii), (iv) or (vi), then the Partner whose breach gave rise to such dissolution (the "Breaching Partner") shall immediately cease to be a Partner, and the other Partner (the "Non-Breaching Partner") may elect either (A) to purchase the Interest of the Breaching Partner for an amount equal to the positive Capital Account of the Breaching Partner (or in the case of a Parent causing dissolution under Section 9.2(a)(ii), for an amount equal to the Interest's fair market value) at the time of the dissolution and continue the business of the Partnership as provided in Section 9.2(c) hereof, or (B) to liquidate the Partnership in the manner described in Section 9.4, in which case the Breaching Partner shall continue to receive allocations of Net Profit and Net Loss and shall continue to be obligated to restore any deficit Capital Account under Section 9.4(d) and pay its share of any shortfall under Section 9.4(c).

                (ii)  If the Partnership is dissolved under Sections 9.2(a)(i),
(v), or (vii) of this Agreement, the provisions contained in Section 9.4 hereof shall apply.

               (c) In the event of a dissolution pursuant to either Section 9.2(a)(ii), (iv), or (vi) and the remaining Partner or the Non-Breaching Partner, as the case may be, elects to reconstitute and continue the business of the Partnership, it shall take all necessary actions to cancel this Agreement and form a new partnership (the "Reconstituted Partnership") on the same terms and conditions as are set forth in this Agreement by entering into a new Partnership Agreement with a successor partner (the "Successor Partner") approved by the remaining partner or the Non-Breaching Partner, as the case may be, to continue the business and operations of the Partnership; provided, however, that upon such approval of the Successor Partner (i) the remaining Partner or the Non-Breaching Partner, as the case may be, and the Successor Partner shall have the same general liability in the Reconstituted Partnership pursuant to Illinois Uniform Partnership Act as the Partners in the Partnership, and (ii) neither the Partnership nor the Reconstituted Partnership will be treated as a corporation, an association taxable as a corporation or on a similar basis for federal income tax purposes. The Reconstituted Partnership shall have the right to continue the business and affairs of the Partnership with the property of the Partnership and under the same Partnership name and subject to the same terms and conditions of this Agreement.

               Section 9.3. Buyout of a Partner. When one Partner acquires the Interest of the other Partner or when the Partnership acquires the Interest of one of the Partners:

                 (a) the Partner whose Interest is purchased shall have no further right, title and interest in, to or under this Agreement or the Partnership other than the right to receive any purchase price for such Interest; and

                 (b)  the continuing Partner shall have the following rights:

                       (i) the continuing Partner shall have the right at all times, after complying with any requirement of law, to continue the business and affairs of the Partnership with the property of the Partnership and under the same Partnership name and subject to the terms and conditions, of this Agreement;

                      (ii) the continuing Partner may send such notices of the termination or dissolution of the Partnership as it may deem appropriate and necessary under the circumstances; and

                     (iii) the goodwill of the Partnership (including the name, records and files) shall belong to and remain solely vested in the continuing Partner.

               Section 9.4. Liquidation of the Partnership. (a) If the Partnership is dissolved by agreement pursuant to Section 9.2 the Board of Directors shall proceed with the winding up of the Partnership, and the assets of the Partnership shall be applied and distributed as provided in this
Section 9.4 If the Partnership is dissolved at the election of one of the Partners pursuant to Section 9.2, the electing Partner shall control the winding up and distribution of the assets of the Partnership.

               (b) (i) The assets of the Partnership shall first be applied to the payment of the liabilities of the Partnership, including, without limitation, any loan to the Partnership by a Partner. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Board of Directors to minimize the normal losses attendant upon a liquidation. The Partnership may set aside assets of the Partnership to establish reasonable reserves to provide for any contingent liabilities of the Partnership; any assets remaining after the discharge of such contingent liabilities shall be distributed pursuant to
(ii) of this subsection.

                (ii) The assets of the Partnership remaining after the payments provided in (i) are made shall be distributed to the Partners in accordance with the Partners' Capital Accounts. Any assets distributed in kind shall be valued at fair market value. Prior to any distribution under this Section 9.4(b)(ii), if the Partners' Capital Accounts are not equal, the Partner having the lesser Capital Account must pay to the Partnership an amount sufficient to cause the Partners' Capital Accounts to be equal.

               (c) If the Partnership's assets are insufficient to make the payments required under (b)(i), the Partners shall make up any shortfall in proportion to their relative Interests. Such payments shall be considered capital contributions to the Partnership. Any Partner that pays more than its proportionate amount of Partnership liabilities shall have a right of contribution against the other Partner.

               (d) If any Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the Partnership liquidated), such Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in the manner and within the time provided in Treas. Reg. Section 1.704-1(b).

               (e) Gain or loss on any Partnership assets transferred to creditors, sold or distributed to the Partners in the liquidation shall be allocated in accordance with Section 4.6.

               (f) Each Partner (and any Breaching Partner) shall be furnished with a statement certified by the Partnership's independent public accountant, which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation. Upon compliance with the foregoing distribution plan, the Partnership shall terminate, and the Partners shall execute any and all documents necessary with respect to termination and cancellation.


                                ARTICLE 10
                              Indemnification

               Section 10.1. Indemnification. The Partnership shall, to the fullest extent permitted by applicable law, indemnify any individual made, or threatened to be made, a party to an action or proceeding whether civil or criminal, by reason of the fact that such individual or such individual's testator or intestate was a member of the Board of Directors or officer of the Partnership, against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, in each case except to the extent that such individual's actions or inactions constituted gross negligence or willful misconduct. Such indemnification shall be a contract right and shall include the right to be paid advances of any expenses incurred by such individual in connection with such action, suit, or proceeding, consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be "permitted" within the meaning of the first sentence of this Section 10.1 if it is not expressly prohibited by applicable law.

               Section 10.2. Indemnification of Partners. (a) Each Partner agrees to, and does hereby, indemnify and hold harmless the other Partner, and, to the extent set forth below, each Affiliate of the other Partner, from and against all claims, causes of action, liabilities, payments, obligations, expenses (including without limitation reasonable fees and disbursements of counsel) or losses (collectively "claims, liabilities, and losses") arising out of a liability or obligation of the Partnership to the extent necessary to accomplish the result that neither Partner (together with its Affiliates) shall bear any portion of a liability or obligation of the Partnership in excess of such Partner's Interest.

               (b) Without limiting the generality of the foregoing, a claim, loss, or liability shall be deemed to arise out of a Partnership liability or obligation if it arises out of or is based upon the conduct of the business of the Partnership or the ownership of the property of the Partnership.

               (c) The foregoing indemnification shall be available to an Affiliate of either Partner with respect to a claim, liability, or loss arising out of a Partnership liability or obligation which is paid or incurred by such Affiliate as a result of such Affiliate directly or indirectly owning or controlling a Partner or as a result of the fact that an individual employed or engaged by the Partnership is also a director, officer, or employee of such Affiliate.

               (d) The foregoing indemnification shall not inure to the benefit of either Partner (or any Affiliate of either Partner) in respect of any claim, liability, or loss which (i) arises out of or is based upon the gross negligence or willful misconduct of such Partner (or an Affiliate of such Partner) or (ii) is a tax, levy, or similar governmental charge not imposed upon the Partnership or on its property. For the purposes of this subsection, no claim, liability, or loss shall be deemed to arise out of or be based upon the gross negligence or willful misconduct of any Partner (or any of its Affiliates) solely because it arises out of or is based upon the gross negligence or willful misconduct of a director, officer, or employee of such Partner or such Affiliate if at the time of such negligence or misconduct such director, officer, or employee was a Seconded Employee or was a member of the Board of Directors.


                                ARTICLE 11
                      Transfer of or Liens on Assets

               Section 11.1. General Rule. Subject to Section 11.2, a Partner may not Transfer, or subject to or suffer to exist any Lien on, all or any part of its Interest except with the consent of the other Partner (which may be withheld at that Partner's sole discretion) or as otherwise permitted by this Agreement, and any attempt to do so shall be null and void. If any Partner purports to Transfer its Interest in violation of the previous sentence, the other Partner shall, in addition to all other remedies available to it, have the right to equitable relief and the right by written notice to the Transferring Partner to treat such Partner as a Breaching Partner under
Section 9.2(b)(i).

               Section 11.2. Exception. Notwithstanding Section 11.1, (a) a Partner may Transfer its Interest to the other Partner on such terms and conditions as each Partner may mutually agree upon, and (b) a Partner may, with the approval of the Board of Directors, Transfer all of its Interest to an Affiliate that assumes, and agrees to pay, perform, and discharge, all the obligations of the Transferring Partner under this Agreement.


                                ARTICLE 12
                    Non-competition and Confidentiality

               Section 12.1. Non-Competition. During the term of this Agreement, neither Partner may compete directly against the business of the Partnership without the consent of the Board of Directors.

               Section 12.2. Confidentiality. (a) Except to the extent compelled by court order or as may be otherwise required by applicable law:

                 (i) Members of the Board of Directors, Partnership employees, and Seconded Employees shall not be obligated to reveal confidential or proprietary information belonging to either Partner (or either Partner's Affiliates) without the consent of such Partner.

                (ii) Each of the Partners in the performance of its duties hereunder will communicate or otherwise make known to the other Partner and the Partnership information, materials, data and other matter that is not otherwise known to the recipient Partner or the Partnership and is not generally known by third parties ("Confidential Information"). It is generally acknowledged that such Confidential Information would be of value to each Partner's and the Partnership's competitors and to others were this Confidential Information known to them. Confidential Information is considered to be trade secret information, and the Partners shall treat it as such. Neither the Partner nor the Partnership may disclose Confidential Information without the written authorization of the non-disclosing Partner.

               (iii) The Partners shall keep the terms, conditions and other material provisions of this Agreement confidential.

               (b) Each Partner shall cause the Partnership to obtain from each of its officers, members of the Board of Directors, and employees who will be given access to all or any portion of the Confidential Information, prior to such access, a non-disclosure agreement in form and substance mutually satisfactory to each Partner. The non-disclosure agreement shall state, among other things, that it is for the benefit of the Partnership and each Partner and may be enforced by the Partnership, each Partner, and their Affiliates.


                                ARTICLE 13
                               Miscellaneous

               Section 13.1. Change of Control. (a) In the event of a Change of Control, as hereinafter defined, of a Partner (the "Change Partner") without the prior written consent of the other Partner, the Partner not suffering the Change of Control (the "Option Partner") may exercise the Purchase Option as provided for in Section 13.2. For the purposes of this Section a Change of Control shall be deemed to occur in the following circumstances:

                 (i) The Transfer or Transfers to a non-Affiliate or non-Affiliates of such Partner of an aggregate of 20% or more of the stock of a Partner.

                (ii) The Transfer or Transfers to a non-Affiliate or non-Affiliates of such Partner of an aggregate of 20% or more of the stock of a direct or indirect holding company of a Partner with respect to which the revenues attributable to such Partner's Interest would constitute more than 50% of the revenues of such holding company (the "Requisite Percentage") determined on a consolidated basis in accordance with generally accepted accounting principles as of the end of the fiscal quarter of the Partner occurring immediately prior to the date as of which the determination is to be made.

               (iii) The Transfer to a non-Affiliate of such Partner by merger, consolidation or sale of all or substantially all of the assets of a direct or indirect holding company of which the revenues attributable to the Partner's Interest constitute the Requisite Percentage.

               (b) Notwithstanding Section 13.1(a) above the term "Change of Control" shall not be deemed to include the following:

                 (i) The Transfer by sale of shares, merger, consolidation or sale of all or substantially all of the assets of (a) the ultimate parent company of a Partner or (b) any intermediary holding company of which the revenues attributable to the Partner's Interest constitute less than the Requisite Percentage.

                (ii) A spinoff to holders of capital stock of the ultimate parent company of all of the stock of a Partner then held or all of the stock then held of any intermediary holding company of which the revenues attributable to the Partner's Interest constitute the Requisite Percentage.

               Section 13.2. Change of Control Option. In the event of a Change of Control as defined in Section 13.1(a), the Change Partner shall promptly deliver written notice of such event (the "Change of Control Notice") to the Option Partner. The Option Partner shall determine within 20 days of receipt of such notice whether it may wish to exercise its rights to purchase the Change Partner's Interest and the Donnelley Revenue Participation Interests, if applicable (the "Purchase Option") and, if so, may have the fair market value (as determined pursuant to Section 13.3) of the Change Partner's Interest and the Donnelley Revenue Participation Interests, if applicable, determined by delivering a notice to cause such determination (the "Determination Notice") to the Change Partner. If no Determination Notice is received by the Change Partner within such time period, the Purchase Option will be deemed to have lapsed with respect to the specified Change of Control and thereafter a subsequent Change of Control shall be determined with respect to the state of facts existing after giving effect to the Change of Control specified in the change of Control Notice.

               Delivery of the Determination Notice will obligate the Option Partner, in case Donnelley is the Option Partner, either to (a) purchase API/IL's Interest for an amount equal to the higher of (i) the value attributed to API/IL's Interest in the sale or other event that triggered the Change of Control or (ii) the fair market value of API/IL's Interest as hereinafter determined or (b) be responsible for 100% of the fees of the investment banker referred to in Section 13.3 and all expenses incurred by the Change Partner as a result of the delivery of the Determination Notice. Delivery of the Determination Notice will obligate the Option Partner, in case API/IL is the Option Partner, either to (i) purchase Donnelley's Interest and Donnelley's Revenue Participation Interests for an amount equal to the higher of (A) the value attributed to Donnelley's Interest and Donnelley's Revenue Participation Interests in the sale or other event that triggered the Change of Control or (B) the fair market value of Donnelley's Interest and Donnelley's Revenue Participation Interests as hereinafter determined or (ii) be responsible for 100% of the fees of the investment banker referred to in
Section 13.3 and all expenses incurred by the Change Partner as a result of the delivery of the Determination Notice.

               Section 13.3. Determination of Fair Market Value. Fair market value shall be determined by a nationally recognized investment banker selected by mutual agreement of the Partners within 10 days (the "Mutual Selection Period") of the Determination Notice. In the event that an investment banker is not selected by the Partners within the Mutual Selection Period, then each Partner shall select an investment banker from the list of three investment bankers (or their successors) attached hereto as Exhibit A. Each Partner shall simultaneously deliver to the other Partner such Partner's selection of an investment banker on the fifth day after the termination of the Mutual Selection Period. If both Partners select the same investment banker, the investment banker so selected shall serve as the investment banker for the purpose of determining fair market value. If each Partner selects a different investment banker, then the investment banker listed on Exhibit A, which neither of the Partners selected, shall serve as the investment banker to determine fair market value.

               The selected investment banker shall (i) value the Interest of the Change Partner at its fair private market value by valuing the Partnership in the context of an auction process and then applying to such value the percentage interest represented by the Interest of the Change Partner, taking into account such other factors as the investment banker deems relevant to such analysis; and (ii) if Donnelley is the Change Partner, value the Donnelley Revenue Participation Interests in the context of an auction process, taking into account such other factors as the investment banker deems relevant to such process. The valuation shall be completed within 60 days of the selection of the investment banker and promptly communicated in writing to each Partner.
The fair market value so determined shall be final and binding on the Partners and the Option Partner must, within 10 days of the delivery of the investment banker's valuation, indicate whether it will exercise the Purchase Option. If the Option Partner elects to exercise the Purchase Option, the Option Partner must consummate the purchase of the Change Partner's Interest and, if applicable, Donnelley's Revenue Participation Interests, on the terms set forth in Section 13.2 within 10 days after any requisite regulatory approval has been obtained. If the Purchase Option is exercised, the Partners agree that all fees of such investment banker for making such evaluation shall be borne one-half by each Partner.

               Section 13.4. Notices. All notices, demands, or requests required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered personally or when deposited in the United States mail, postage prepaid, by registered or certified mail, with return receipt requested, addressed as follows:

            (a)  If to API/IL, to:

            Ameritech Publishing of Illinois, Inc.
            100 E. Big Beaver
            15th Floor
            Troy, Michigan 48083
            Attention: President

            With a copy to:

            Ameritech Publishing of Illinois, Inc.
            100 E. Big Beaver
            15th Floor
            Troy, Michigan 48083
            Attention: General Counsel

or at such other address as API/IL may have furnished Donnelley by notice.

            (b)  If to Donnelley:

            The Reuben H. Donnelley Corporation
            One Manhattanville Road
            Purchase, New York 10577
            Attention: President

            With a copy to:

            The Reuben H. Donnelley Corporation
            One Manhattanville Road
            Purchase, New York 10577
            Attention:  General Counsel

or at such other address as Donnelley may have furnished API/IL by notice.

               Section 13.5. Amendment. This Agreement may not be amended except by a written instrument executed by both Partners.

               Section 13.6. Applicable Law. This Agreement and the performance of the Partners hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of Illinois.

               Section 13.7. Entire Agreement. This Agreement constitutes the entire agreement between the Partners hereto relative to the formation of the Partnership for the purposes herein contemplated and there are no other understandings, representations, or warranties, oral or written, relating to the subject matter of this Agreement, which shall be deemed to exist or bind either of the Partners hereto, their respective successors or assigns.

               Section 13.8. Further Assurances. Each of the Partners shall from time to time and at all times do such other and further acts as may reasonably be necessary in order fully to perform and carry out the terms and intent of this Agreement.

               Section 13.9. Admission of Additional Partners. No additional Partners may be admitted to the Partnership except upon the unanimous consent of the Partners and upon such terms and conditions to which they may agree.

               Section 13.10. Severability. To the extent permitted by applicable law, the Partners waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect. Any provision of this Agreement that is nonetheless unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render
unenforceable such provision in any other jurisdiction.   Notwithstanding the
foregoing, if any provision is so unenforceable, the Partners shall, to the extent lawful and practicable, use their best efforts to enter into arrangements to reinstate the rights and duties arising from that provision.

               Section 13.11. Headings. The headings of Sections in this Agreement are for convenience only and are not a part of this Agreement.

               Section 13.12. No Third Party Beneficiaries. The terms of this Agreement shall be binding upon and inure to the benefit of the Partners and their successors and assigns. Except for Section 10.1, nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Partners and their successors and assigns and as expressly provided herein) any legal or equitable right, remedy, or claim under or in respect of this Agreement or any covenants, conditions, or provisions contained herein.

               Section 13.13. Counterparts. This Agreement may be executed by the Partners in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same document.

               Section 13.14. Waiver of Rights of Partition and Dissolution. Each Partner waives all rights it may have at any time to maintain any action for partition or sale of any Partnership assets as now or hereafter permitted under applicable law. Each Partner waives its rights to seek a court decree of dissolution or to seek the appointment of a court receiver for the Partnership as now or hereafter permitted under applicable law.

               IN WITNESS WHEREOF, the Partners have executed this DonTech II Partnership Agreement on the date and year first above written.


                                    THE REUBEN H. DONNELLEY CORPORATION


                                    By: ____________________________________
                                        Frank R. Noonan

                                    Its: President and Chief Executive Officer

Witness:

___________________________________



                                    AMERITECH PUBLISHING OF ILLINOIS, INC.


                                    By: ____________________________________
                                        Peter J. McDonald

                                    Its: President

Witness:

___________________________________



                           INITIAL CAPITAL SCHEDULE

            The Initial Capital of the Partnership shall consist of the amounts set forth below, and each Partner shall make such Initial Capital contributions on the dates indicated.


Date                               API/IL          Donnelley
----                               ------          ---------

September 1, 1997                $ 4,500,000      $ 4,500,000
October 1, 1997                  $ 4,500,000      $ 4,500,000
December 1, 1997                 $ 4,500,000      $ 4,500,000
February 1, 1998                 $ 4,500,000      $ 4,500,000
April 1, 1998                    $ 1,000,000      $ 1,000,000
                                 -----------      -----------
                                 $19,000,000      $19,000,000



                                   EXHIBIT A

                          LIST OF INVESTMENT BANKERS


Goldman, Sachs & Company

J. P. Morgan & Co. Incorporated

CS First Boston Corporation